Exhibit 99.1

News Media Contact:	Investor Relations Contact:
Ed Mattix	Jane Okun
IHS Inc.	IHS Inc.
+1 303 397 2467	+1 303 397 2747
ed.mattix@ihs.com	jane.okun@ihs.com

IHS Shareholder Trust Reorganization Complete

ENGLEWOOD, Colo., – May 21, 2007 – IHS Inc. (NYSE: IHS), one of the leading global providers of critical technical information, decision-support tools and related services, today announced that the Thyssen-Bornemisza Continuity Trust (the TBC Trust) reorganization has been completed    As previously disclosed, the TBC Trust, which was created for the benefit of certain members of the Thyssen-Bornemisza family has been considering reorganization.

Immediately following the reorganization, our principal shareholder (Urvanos) owned 13,750,000 shares of our Class B common stock and 958,859 shares of our Class A common stock.  In connection with the reorganization, the existing registration rights agreement with Urvanos has been amended.  Additionally, as part of the trust reorganization, we entered into two new registration rights agreements with two entities owning 3,500,000 shares and 2,000,000 shares, respectively.

IHS will hold a conference call to discuss the trust reorganization today, May 21, 2007, at 9:00 a.m. MST (11:00 a.m. EST).  The conference call will be simultaneously webcast on the company’s website: www.ihs.com.

About IHS (www.ihs.com)

IHS (NYSE: IHS) is a leading provider of critical technical information, decision-support tools and related services to customers around the world. Our data and services are used primarily by the energy, defense, aerospace, construction, electronics, and automotive industries. IHS translates the value of our global information, expertise and knowledge to enable customer success and create customer delight on a daily basis. Ranging from governments and large multinational corporations to smaller companies and technical professionals in more than 100 countries, customers rely on our offerings to facilitate decision making, support key processes and improve productivity. IHS has been in business for nearly 50 years and employs more than 2,500 people around the world.

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IHS is a registered trademark of IHS Inc. All other company and product names may be trademarks of their respective owners.  Copyright © 2007 IHS Inc.  All rights reserved.

Forward-Looking Statements

This press release may contain forward-looking statements as defined in the

Private Securities Litigation Reform Act of 1995.  Forward-looking statements are statements that are not historical facts.  Such statements may include financial projections and estimates and their underlying assumptions, statements regarding plans, objectives and expectations with respect to future operations, products, and services, and statements regarding future performance.  Forward-looking statements are generally identified by the words “expect,” “anticipate,” “believe,” “intend,” “estimate,” “plan” and similar expressions.  Although IHS and its management believe that the expectations reflected in such forward-looking statements are reasonable, investors are cautioned that forward-looking information and statements are subject to various risks and uncertainties—many of which are difficult to predict and generally beyond the control of IHS—that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.  These risks and uncertainties include those discussed or identified by IHS from time to time in its public filings.  Other than as required by applicable law, IHS does not undertake any obligation to update or revise any forward-looking information or statements.  Please consult our public filings at www.sec.gov or www.ihs.com.